As filed with the Securities and Exchange Commission on August 3, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

American Superconductor Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2959321
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

64 Jackson Road, Devens, Massachusetts	01434
(Address of Principal Executive Offices)	(Zip Code)

2007 Stock Incentive Plan, as amended

(Full Title of the Plan)

Daniel P. McGahn

Chief Executive Officer and President

American Superconductor Corporation

64 Jackson Road

Devens, Massachusetts 01434

(Name and Address of Agent For Service)

(978) 842-3000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	7,500,000 shares(2)	$3.635(2)	$27,262,500.00(2)	$3,124.28

(1)	Represents the number of additional shares of the Common Stock, $0.01 par value per share (“Common Stock”), of American Superconductor Corporation (the “Company”) authorized for issuance under the 2007 Stock Incentive Plan, as amended, approved by the Company’s shareholders on July 27, 2012. In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on August 1, 2012.

EXPLANATORY NOTE

The Company previously registered 6,000,000 shares of Common Stock to be offered or sold to participants under the Plan on Form S-8 (File Nos. 333-145685 and 333-170286). At the Annual Meeting of Shareholders of the Company on July 27, 2012, the shareholders approved an increase in the aggregate number of shares of Common Stock that may be issued under the Plan from 6,000,000 to 13,500,000 (resulting in an increase of 7,500,000 shares of Common Stock).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information called for in this Item 1 of this Registration Statement is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”).

Item 2. Registrant Information and Employee Plan Annual Information.

The information called for in this Item 2 of this Registration Statement is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the Company’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Article VI of the Company’s by-laws provides that a director or officer of the Company (a) shall be indemnified by the Company against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against expenses (including attorneys’ fees) incurred in connection with the defense or settlement of any action or suit by or in the right of the Company by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made with respect to any such matter as to which such director or officer shall have been adjudged to be liable to the Company, unless and only to the extent that a court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company upon receipt of an undertaking by the director or officer to repay such amount if the Company ultimately determines that he is not entitled to indemnification.

Indemnification shall be made by the Company upon a determination that the applicable standard of conduct required for indemnification has been met and that indemnification of a director or officer is proper. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, or (b) if such a quorum is not obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the Shareholders.

Article VI of the Company’s by-laws further provides that the indemnification provided therein is not exclusive, and provides that to the extent the Delaware General Corporation Law is amended or supplemented, Article VI shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent permitted by such law.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides, generally, that the certificate of incorporation may contain a provision providing, and Article EIGHTH of the Company’s certificate of incorporation provides, that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, that a director shall remain liable (i) for any breach of such director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit.

The Company has a directors and officers liability insurance policy covering certain liabilities that may be incurred by its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Devens, Massachusetts, on this 3rd day of August, 2012.

AMERICAN SUPERCONDUCTOR CORPORATION

By:	/s/ Daniel P. McGahn
Daniel P. McGahn President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of American Superconductor Corporation, hereby severally constitute and appoint Daniel P. McGahn, David A. Henry and John W. Powell, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable American Superconductor Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel P. McGahn Daniel P. McGahn	Director, President and Chief Executive Officer (Principal executive officer)	August 3, 2012

/s/ David A. Henry David A. Henry	Senior Vice President and Chief Financial Officer (Principal financial and accounting officer)	August 3, 2012

/s/ John W. Wood, Jr. John W. Wood, Jr.	Chairman of the Board of Directors	August 3, 2012

/s/ Vikram S. Budhraja Vikram S. Budhraja	Director	August 3, 2012

Signature	Title	Date

/s/ Richard Drouin Richard Drouin	Director	August 3, 2012

/s/ Pamela F. Lenehan Pamela F. Lenehan	Director	August 3, 2012

David R. Oliver, Jr.	Director

/s/ John B. Vander Sande John B. Vander Sande	Director	August 3, 2012

INDEX TO EXHIBITS

Number	Description

4.1(1)	Restated Certificate of Incorporation of American Superconductor Corporation

4.2(2)	Amended and Restated By-Laws of American Superconductor Corporation

5	Opinion of Latham & Watkins LLP, counsel to the Registrant

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP

24	Power of attorney (included on the signature pages of this registration statement)

99.1(3)	2007 Stock Incentive Plan, as amended

(1)	Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for quarter ended December 31, 2011 filed by the Company with the Commission on February 9, 2012 (File No. 000-19672).

(2)	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Commission on January 30, 2008 (File No. 000-19672).

(3)	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Commission on July 27, 2012 (File No. 000-19672).